JONES, WALKER                      Exhibit 5
                               WAECHTER, POITEVENT
                            CARRERE & DENEGRE, L.L.P.



                                 December 8, 1998


Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, LA  70005

     RE:  Registration Statement on Form S-3
          Stewart Enterprises, Inc.

Gentlemen:

     We have acted as counsel to Stewart Enterprises, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on the date hereof relating to the registration of the Company's (i) debt securities ("Debt Securities"), (ii) preferred stock ("Preferred Stock"), and (iii) Class A Common Stock ("Class A Common Stock" and, collectively with the Debt Securities and Preferred Stock, the "Securities") which may be sold from time to time in one or more series in an aggregate amount not to exceed $250,000,000. Pursuant to Rule 429 under the Act, the prospectus included in the Registration Statement relates to an aggregate of $750,000,000 of Securities, consisting of $250,000,000 of Securities registered under the Registration Statement and $500,000,000 of Securities registered under the Company's registration statement on Form S-3 (file no. 333-59339) (the "Prior Registration Statement").

     The Debt Securities may be issued pursuant to an Indenture dated as of December 1, 1996 between the Company and Citibank, N.A. (the "Trustee") as supplemented by a First Supplemental Indenture dated as of April 24, 1998 between the Company and the Trustee (as supplemented, the "Indenture") and may be sold by the Company. The shares of Preferred Stock may be established, issued and sold by the Company. The shares of Class A Common Stock may be issued and sold by the Company or may be sold by certain shareholders of the Company (the "Selling Shareholders").

     In rendering the opinions expressed below, we have examined original, photostatic or certified copies of (i) the Registration Statement, (ii) the Prior Registration Statement, (iii) the Company's Restated Articles of Incorporation and Bylaws, each as amended to date, (iv) the Indenture and
(v) such other records of the Company, certificates of the Company's officers and public officials, and other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the legal capacity of all persons other than the Company signing such documents and the authority of all persons signing on behalf of parties thereto other than the Company.

     Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power and authority to issue the Securities.

     2. Each series of Debt Securities to be issued under the Indenture has been duly authorized by the Company's Board of Directors and will be valid and binding obligations of the Company (except that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws or court decisions affecting the enforcement of creditors' rights generally, public policy considerations that may limit the rights of parties to obtain certain remedies, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act of 1933, as amended (the "Act"); (ii) the Company's Board of Directors, the Securities Pricing Committee thereof, or an officer or officers duly authorized by such committee, shall have taken all necessary corporate action to approve the issuance of such Debt Securities and to establish the terms and conditions thereof; and (iii) such Debt Securities shall have been duly executed by the Company and authenticated as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the applicable underwriting, purchase or similar agreement.

     3. Each series of Preferred Stock will be legally issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Act; (ii) the Company's Board of Directors or the Securities Pricing Committee thereof shall have taken all necessary corporate action to establish the terms and approve the issuance of such series of Preferred Stock; (iii) Articles of Amendment setting forth the terms of such series of Preferred Stock shall have been duly executed, acknowledged and recorded and shall have become effective in accordance with the Louisiana Business Corporation Law; and (iv) such shares of Preferred Stock shall have been duly registered and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the applicable underwriting, purchase or similar agreement.

     4. The Class A Common Stock to be issued and sold by the Company has been duly authorized by the Company's Board of Directors and will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Act;
(ii) the Company's Board of Directors or the Securities Pricing Committee thereof shall have taken all necessary corporate action to approve the issuance of the Class A Common Stock; and (iii) such shares of Class A Common Stock shall have been duly registered and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the applicable underwriting, purchase or similar agreement.

     5. The shares of Class A Common Stock that may be sold by Selling Shareholders have been legally issued, and are fully paid and nonassessable.

     The opinions rendered herein are limited to currently applicable United States federal law and the laws of the States of New York and Louisiana and assume that, as of any relevant time, there will not have occurred any change in law affecting the validity or enforceability of the Debt Securities. We assume no obligation to revise or supplement this opinion should such currently applicable laws be changed by legislative action, judicial decision or otherwise. We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of any Debt Securities.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus forming a part thereof under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

                                Yours very truly,

                              JONES, WALKER, WAECHTER,
                                POITEVENT, CARRERE & DENEGRE, L.L.P.


                       By: /s/ L.R. MCMILLAN, II
                           -----------------------
                              L. R. McMillan, II